Exhibit 99.1

[LOGO OF VELOCITY EXPRESS]

FOR IMMEDIATE RELEASE

VELOCITY EXPRESS COMMENTS ON NASDAQ DELISTING LETTER

MINNEAPOLIS, MN, October 25, 2004—Velocity Express Corporation (NASDAQ:VEXPE) today announced that on October 21, 2004, it received a Nasdaq Staff Determination Letter indicating that the Company’s common stock is subject to delisting from the Nasdaq Small Cap Market as a result of the Company’s failure to file its 10-K Annual Report for the fiscal year ended July 3, 2004 as required by Nasdaq Marketplace Rule 4310(c) (14).

The Company’s common stock will be delisted at the opening of business on November 1, 2004 unless by no later than October 28, 2004, the Company requests a hearing on the matter before a Nasdaq Listing Qualifications Hearings Panel. The Company will submit a request for a hearing on or before that deadline and the Company’s common stock will continue to remain listed on the Nasdaq Small Cap Market pending that hearing. There can be no assurance that the Listing Qualifications Hearings Panel will agree with the Company’s request to continue the listing of the Company’s common stock on the Nasdaq Small Cap Market.

The Company has been delayed in the filing of its Form 10-K, which was initially due on October 1, 2004. On that date, the Company filed a Notification of Late Filing on Form 12b-25 to automatically receive a 15-day extension of the filing date for the Form 10-K. Under the direction of the Company’s independent Audit Committee of the Board of Directors, the Company is working diligently with its independent auditors to complete the audit of its fiscal 2004 financial statements and to file its Form 10-K as soon as possible.

The Nasdaq staff also informed the Company that as a result of its filing delinquency, from the opening of trading on October 25, 2004, the Company’s trading symbol will carry the additional letter “E” and will be VEXPE.

As previously reported, in January 2003, the Company received a notice from the Nasdaq Stock Market stating that because the trading price for the Company’s common stock had closed below $1.00 per share for 30 consecutive trading days, the Company was not in compliance with the minimum bid price requirement for continued listing on the Nasdaq Small Cap Market pursuant to Marketplace Rule 4310(c)(4). As a condition for an extension of the period allowed to the Company to achieve compliance with this requirement, the Company committed to (i) seek shareholder approval for a reverse stock split of its common stock at its next shareholder meeting and (ii) to promptly thereafter effect the reverse split. The shareholder meeting for such approval needs to take place by

January 20, 2005. The Nasdaq Staff Determination Letter stated that the Company should also address the issue of compliance with the minimum bid price requirement at the upcoming hearing. While the Company intends to regain compliance by seeking shareholder approval for a reverse stock split at the Company’s next shareholder meeting, the Company may not be able to obtain shareholder approval by January 20, 2005 and a reverse stock split, if accomplished, may not achieve compliance with the minimum bid price requirements.

About Velocity Express

Velocity Express has one of the largest time critical nationwide networks and provides a national footprint for customers desiring same day service throughout the United States. The Company’s services are supported by a customer-focused technology infrastructure, providing customers with the reliability and information they need to manage their transportation and logistics systems, including a proprietary package tracking system which provides customers the ability to view the status of any package via a flexible web reporting system.

This press release includes certain “forward-looking statements” for purposes of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially. Such statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of Velocity Express’s industry and competition. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

###

Contact:

Steven S. Anreder, 212/532-3232

steven.anreder@anreder.com

or

Velocity Express, Minneapolis

Wes Fredenburg, 612/492-2405

wfredenburg@velocityexp.com